                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                                SYNTELLECT INC.
                                       AT

                             US$0.72 NET PER SHARE
                                       BY

                           ARIZONA ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF

                            ENGHOUSE SYSTEMS LIMITED

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
              NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 11, 2002,
                         UNLESS THE OFFER IS EXTENDED.

        On November 5, 2002 we entered into an Agreement and Plan of Merger with Syntellect Inc. Syntellect's board of directors has unanimously (1) approved the Merger Agreement, (2) determined that the Offer and the Merger Agreement are fair to and in the best interests of Syntellect and its stockholders, and (3) recommended that Syntellect stockholders accept the Offer and tender their Shares pursuant to the Offer.

        The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer a number of Shares that, together with any outstanding shares solely owned by Enghouse Systems Limited or any of its subsidiaries, constitutes a majority of the outstanding Shares (determined on a fully diluted basis). The Offer is also subject to other conditions described in Section 15 (Certain Conditions of the Offer) of this Offer to Purchase.

        Under the Merger Agreement, following the successful completion of the Offer, Arizona Acquisition Corp. is to be merged into Syntellect and each outstanding Share (other than Shares owned by Enghouse or any subsidiary or held by stockholders, if any, who properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per share paid in the Offer in cash, without interest thereon.

        A summary of the material terms of the Offer appears on pages 1 through 5. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.
              ----------------------------------------------------
                    The Information Agent for the Offer is:
                            MACKENZIE PARTNERS, INC.
   November 13, 2002

                                   IMPORTANT

     Any stockholder of Syntellect wishing to tender Shares in the Offer must either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the depositary for the Offer, Computershare Trust Company of New York (the "Depositary"), together with certificates representing the Shares tendered, or follow the procedure for book-entry transfer set forth in Section 3 (Procedure for Accepting the Offer and Tendering Shares) of this Offer to Purchase or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares.

     Any stockholder of Syntellect who wishes to tender Shares in the Offer and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined in Section 1 (Terms of the Offer) of this Offer to Purchase) or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such shares pursuant to the guaranteed delivery procedure set forth in Section 3 (Procedure for Accepting the Offer and Tendering Shares) of this Offer to Purchase.

     Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
SUMMARY TERM SHEET..........................................     1
INTRODUCTION................................................     7
THE TENDER OFFER............................................     9
1.    Terms of the Offer....................................     9
2.    Acceptance for Payment and Payment for Shares.........    11
3.    Procedures for Accepting the Offer and Tendering
       Shares...............................................    12
4.    Withdrawal Rights.....................................    15
5.    Certain United States Federal Income Tax
       Consequences.........................................    15
6.    Price Range of Shares; Dividends......................    16
7.    Certain Information Concerning Syntellect.............    17
8.    Certain Information Concerning Enghouse and the
       Purchaser............................................    17
9.    Source and Amount of Funds............................    18
10.   Background of the Offer; Past Contacts or Negotiations
       with Syntellect......................................    18
11.   The Merger Agreement; The Tender and Voting Agreement;
       The Stock Option Agreement...........................    18
12.   Purpose of the Offer; Plans for Syntellect............    26
13.   Certain Effects of the Offer..........................    27
14.   Dividends and Distributions...........................    28
15.   Certain Conditions of the Offer.......................    28
16.   Certain Legal Matters; Regulatory Approvals...........    30
17.   Dissenters' Rights....................................    31
18.   Fees and Expenses.....................................    31
19.   Miscellaneous.........................................    31
SCHEDULE I  Directors and Executive Officers of Enghouse and
  the Purchaser.............................................   I-1

                               SUMMARY TERM SHEET

     Arizona Acquisition Corp. is offering to purchase all of the outstanding shares of common stock of Syntellect Inc. for $0.72 per share in cash. The following are some of the questions you, as a stockholder of Syntellect, may have, and answers to those questions. This summary term sheet provides important and material information about our offer that is described in more detail elsewhere in this Offer to Purchase, but this summary term sheet may not include all of the information about our offer that is important to you. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information about our offer is contained in the remainder of this Offer to Purchase and the Letter of Transmittal for our offer.

WHO IS OFFERING TO BUY MY SYNTELLECT SHARES?

     Our name is Arizona Acquisition Corp. We are a Delaware corporation formed for the purpose of making a tender offer for all shares of Syntellect. We are a wholly owned subsidiary of Enghouse Systems Limited, a publicly traded software company currently serving the utility, telecommunications, and pipeline industries. See the "Introduction" to this Offer to Purchase and Section 8 (Certain Information Concerning Enghouse and the Purchaser) of this Offer to Purchase.

HOW MANY SHARES ARE YOU OFFERING TO PURCHASE?

     We are making an offer to purchase all of the outstanding shares. See the "Introduction" to this Offer to Purchase and Section 1 (Terms of the Offer) of this Offer to Purchase.

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER MY SHARES IN YOUR OFFER?

     We are offering to pay $0.72 per share, net to you, in cash (without interest) for each of your shares. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, they may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

     ALL REFERENCES IN THIS OFFER TO PURCHASE TO $ ARE TO US DOLLARS.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. Enghouse, our parent company, will provide us with sufficient funds to purchase all shares validly tendered in the offer and to make payment for all shares converted into the right to receive cash in the merger described below, which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the Merger Agreement. Enghouse has sufficient cash on hand to provide us with these funds. The offer is not conditioned upon any financing arrangements or financing contingencies. See Section 9 (Source and Amount of Funds) of this Offer to Purchase.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     No. We do not believe our financial condition is relevant to your decision whether to tender your shares in our offer because the form of payment consists solely of cash, there is no financing contingency and the offer is for all outstanding shares. See Section 9 (Source and Amount of Funds) of this Offer to Purchase.

WHAT IS THE PURPOSE OF THE OFFER?

     The purpose of the offer is to enable Enghouse to acquire at least a majority of the fully diluted shares. Following the offer, we intend to acquire the remaining shares that are not acquired in the offer in a merger transaction. See the "Introduction" to this Offer to Purchase and Section 12 (Purpose of the Offer; Plans for Syntellect) of this Offer to Purchase.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     Unless we extend our offer, you will have until 12:00 midnight, New York City time, on Wednesday, December 11, 2002, to tender your shares. If you cannot deliver everything that is required in order to make a valid tender of your shares by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Sections 1 (Terms of the Offer) and Section 3 (Procedures for Accepting the Offer and Tendering Shares) of this Offer to Purchase.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     We have agreed in the merger agreement that:

     - we may extend the offer, but not beyond, January 31, 2003, if at a scheduled or extended expiration date any of the conditions to our obligation to accept for payment and to pay for the shares are not satisfied or, to the extent permitted by the merger agreement, waived;

     - we may extend the offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission applicable to the offer; and

     - we may extend the offer for any reason up to 10 days beyond the latest date which would otherwise be permissible under the first two bullet points, above.

     We may extend the offer for a longer period if Syntellect consents to such extension.

     At our option, we may (but are not required to) also provide for a subsequent offering period, and one or more extensions thereof, following the expiration of and acceptance of shares tendered in our offer. During any subsequent period, if there is one, you could tender your shares to us for the same offer price payable in our offer. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform the Depositary of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was previously scheduled to expire. See Section 1 (Terms of the Offer) of this Offer to Purchase.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to purchase any shares that are validly tendered in the offer unless, prior to the expiration of our offer (as it may be extended), there shall have been validly tendered in accordance with the terms of our offer a number of shares which, together with any outstanding shares solely owned by Enghouse or any of its subsidiaries, constitutes a majority of the outstanding shares (determined on a fully diluted basis) (we call this condition the "minimum condition"). For purposes of the offer, "on a fully diluted basis" means, as of any time, on a basis that includes the number of shares that are actually issued and outstanding plus the maximum number of such shares that Syntellect may be required to issue under stock options, warrants and other rights or securities convertible into shares, whether or not currently exercisable.

     Our offer is not subject to any financing contingencies, but is subject to a number of other conditions, including with respect to the accuracy of Syntellect's representations and warranties in the Merger Agreement, Syntellect's compliance with its covenants set forth in the Merger Agreement and the absence of a material adverse effect on Syntellect. We can waive the conditions to the offer, other than the minimum condition, without Syntellect's consent. See Section 15 (Certain Conditions of the Offer) of this Offer to Purchase.

HOW DO I TENDER MY SHARES?

     To tender your shares, you must deliver the certificates representing your shares, together with the Letter of Transmittal enclosed with this Offer to Purchase, properly completed and duly executed, and any other documents required by the Letter of Transmittal, to the Depositary not later than the time the tender offer expires. If you hold your shares in street name through a broker, dealer, bank, trust company or other nominee and you wish to tender your shares in our offer, the broker, dealer, bank, trust company or other nominee that holds your shares must tender them on your behalf through the Depositary.

     If you cannot deliver the items that are required to be delivered to the Depositary by the expiration of our offer, you may obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agent's Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three Nasdaq National Market trading days. If you are one of the institutions mentioned in the preceding sentence, you may use the Notice of Guaranteed Delivery enclosed with this Offer to Purchase for this purpose. To tender shares in this manner, however, the Depositary must receive the required items within such three trading day period.

     A share that is properly withdrawn shall not be considered validly tendered. However, such share may be re-tendered by following the procedures for validly tendering a share.

     See Section 3 (Procedures for Accepting the Offer and Tendering Shares) of this Offer to Purchase.

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You may withdraw shares at any time until the offer has expired and, if we have not accepted your shares for payment by January 11, 2003, you may withdraw them at any time after that date until we accept shares for payment. This right to withdraw will not apply to a subsequent offering period, if any, as discussed in Section 1 (Terms of the Offer) of this Offer to Purchase. See Section 4 (Withdrawal Rights) of this Offer to Purchase.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw any shares that you previously tendered in our offer, you (or, if your shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your shares) must deliver a written notice of withdrawal (or a facsimile copy of one), with the required information, to the Depositary while you still have the right to withdraw your shares. See Section 4 (Withdrawal Rights) of this Offer to Purchase.

WHAT DOES SYNTELLECT'S BOARD OF DIRECTORS RECOMMEND REGARDING THE OFFER?

     We are making the offer pursuant to an Agreement and Plan of Merger, dated as of November 5, 2002, among Enghouse, Syntellect and us. Syntellect's Board of Directors has, by the unanimous vote of all directors of Syntellect: (i) approved the Merger Agreement, (ii) approved the offer and the merger and certain other actions described in the Merger Agreement, (iii) determined that the Merger Agreement and the transactions contemplated thereby, including the offer and the merger are fair to, and in the best interests of, Syntellect and its stockholders, (iv) recommended that Syntellect's stockholders accept the offer, tender their shares pursuant to the offer and approve the Merger Agreement (if required), and (v) approved the acquisition of shares by Enghouse and us pursuant to the Offer, the Tender and Voting Agreement, the Stock Option Agreement and the other transactions contemplated by the Merger Agreement, the Tender and Voting Agreement and the Stock Option Agreement. See Section 11 (The Merger Agreement; The Tender and Voting Agreement; The Stock Option Agreement) of this Offer to Purchase.

     The factors considered by Syntellect's Board of Directors in making the determinations and the recommendation described above are described in Syntellect's Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the SEC and is being mailed to the stockholders of Syntellect with this Offer to Purchase.

     Alliant Partners, Syntellect's financial advisor, has delivered to Syntellect's Board of Directors its written opinion dated November 5, 2002, to the effect that, as of such date and based on and subject to the matters stated in such opinion, the consideration to be received by holders of shares in the offer and the merger is fair, from a financial point of view, to such holders. The full text of Alliant's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as an annex to Syntellect's Solicitation/Recommendation Statement on Schedule 14D-9. Stockhold-ers are urged to, and should, carefully read Syntellect's Solicitation/Recommendation Statement on Schedule 14D-9 and the opinion of Alliant in their entireties.

     See the "Introduction" to this Offer to Purchase.

HAVE ANY STOCKHOLDERS OF SYNTELLECT AGREED TO TENDER THEIR SHARES IN THE OFFER?

     Yes. Pursuant to the Tender and Voting Agreement, we have secured the commitment of MCM Associates and Wynnefield Capital Management and some of their affiliates, holding an aggregate of approximately 15% of the outstanding shares, to tender their shares in the offer.

     Syntellect has informed us that it has been advised by each of its directors and executive officers that they intend to tender all of their shares in the offer. See Section 11 (The Merger Agreement; The Tender and Voting Agreement; The Stock Option Agreement) of this Offer to Purchase.

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL SYNTELLECT CONTINUE AS A PUBLIC COMPANY?

     No. Following the purchase of shares in the offer we expect to consummate the merger. If the merger takes place, Syntellect will no longer be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that there will no longer be a public trading market for shares, and Syntellect may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See Section 13 (Certain Effects of the Offer) of this Offer to Purchase.

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL OF SYNTELLECT'S SHARES ARE NOT TENDERED IN THE OFFER?

     Yes. If we accept for payment and pay for at least a majority of the shares on a fully diluted basis and all of the conditions to the merger are satisfied or waived, we will be merged with Syntellect. If that merger takes place, Enghouse will own all of the shares of Syntellect and all remaining stockholders of Syntellect (other than Enghouse and its subsidiaries and stockholders, if any, properly exercising dissenters' rights under Delaware law) will receive $0.72 per share in cash (or any higher price per share that is paid in the offer). See the "Introduction" to this Offer to Purchase.

WHY SHOULD I TENDER IF I WILL RECEIVE $0.72 PER SHARE IN THE MERGER ANYWAY?

     We will not purchase any shares in the offer or the merger unless at least a majority of the outstanding shares, on a fully diluted basis, are validly tendered. In addition, if the offer is completed, stockholders who tender their shares in the offer will be paid before stockholders who wait until the merger is completed.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to any dissenters' rights properly exercised under Delaware law. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If the merger does not take place, however, the number of stockholders and the number of shares of Syntellect that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the common stock. Also, as described above, Syntellect may cease making filings with the SEC or otherwise may not be required to comply with the SEC rules relating to publicly held companies. See the "Introduction" and Section 13 (Certain Effects of the Offer) of this Offer to Purchase.

WHAT WILL HAPPEN IF YOU DON'T BUY SHARES IN THE OFFER?

     If we don't receive tenders of at least a majority of the fully diluted Syntellect shares under our offer, we would have the right to terminate the Merger Agreement. Syntellect would then be under certain continuing obligations to us, including obligations, in certain circumstances, to pay us up to $500,000, reimburse our expenses, or both.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On November 5, 2002, the last trading day before we announced the signing of the Merger Agreement, the last sale price of shares reported on the Over The Counter Bulletin Board was $0.21 per share. On November 12, 2002, the last trading day before we commenced the tender offer, the closing price of shares reported on the Over The Counter Bulletin Board was $0.69. WE ENCOURAGE YOU TO OBTAIN A RECENT QUOTATION FOR THE SHARES IN DECIDING WHETHER TO TENDER YOUR SHARES. See Section 6 (Price Range of Shares; Dividends) of this Offer to Purchase.

WHAT ARE THE TAX CONSEQUENCES TO ME OF TENDERING SHARES?

     The receipt of cash for shares pursuant to the tender offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local, or foreign income and other tax laws) of our offer and the merger. See Section 5 (Certain United States Federal Income Tax Consequences) of this Offer to Purchase.

TO WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE OFFER?

     You may call MacKenzie Partners, Inc., the Information Agent for our offer, at (212) 929-5500 (call collect) or (800) 322-2885 (toll free). The address of MacKenzie Partners, Inc. is 105 Madison Avenue, New York, New York 10016.

To the Holders of Shares of Common Stock of Syntellect Inc.:

                                  INTRODUCTION

     Arizona Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Enghouse Systems Limited, an Ontario corporation ("Enghouse"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Syntellect Inc., a Delaware corporation ("Syntellect"), at a price of $0.72 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer".

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 5, 2002 (the "Merger Agreement"), among Enghouse, the Purchaser and Syntellect pursuant to which, following the purchase by the Purchaser of Shares in the Offer and the satisfaction or waiver of each of the conditions to the Offer set forth in the Merger Agreement, the Purchaser will be merged with and into Syntellect (the "Merger"), with Syntellect surviving the Merger as a wholly owned subsidiary of Enghouse. As a result of the Merger, each outstanding Share (other than Shares owned by Enghouse, the Purchaser, Syntellect or any of their respective subsidiaries, or by stockholders, if any, who properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Offer Price. The Merger Agreement is more fully described in Section 11 (The Merger Agreement; The Tender and Voting Agreement; The Stock Option Agreement) of this Offer to Purchase, which also contains a discussion of the treatment of Syntellect stock options.

     Tendering stockholders who are record owners of their Shares and tender directly to Computershare Trust Company of New York, which is acting as the depositary for the Offer (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Enghouse or the Purchaser will pay all charges and expenses of the Depositary and MacKenzie Partners, Inc., which is acting as the information agent for the Offer (the "Information Agent"). See Section 18 (Fees and Expenses) of this Offer to Purchase.

     THE BOARD OF DIRECTORS OF SYNTELLECT HAS, AT A MEETING HELD ON NOVEMBER 5, 2002, UNANIMOUSLY (I) APPROVED THE MERGER AGREEMENT, (II) APPROVED THE OFFER AND THE MERGER AND CERTAIN OTHER ACTIONS DESCRIBED IN THE MERGER AGREEMENT, (III) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, SYNTELLECT AND ITS STOCKHOLDERS, (IV) RECOMMENDED THAT SYNTELLECT'S STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER, AND APPROVE THE MERGER AGREEMENT (IF REQUIRED), AND (V) APPROVED THE ACQUISITION OF SHARES BY ENGHOUSE AND THE PURCHASER PURSUANT TO THE OFFER, THE TENDER AND VOTING AGREEMENT, THE STOCK OPTION AGREEMENT, AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, THE TENDER AND VOTING AGREEMENT, AND THE STOCK OPTION AGREEMENT. ACCORDINGLY, SYNTELLECT'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF SYNTELLECT ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER IN THE OFFER AND, IF REQUIRED, VOTE TO ADOPT THE MERGER AGREEMENT.

     Alliant Partners ("Alliant"), Syntellect's financial advisor, has delivered to Syntellect's Board of Directors its written opinion dated November 5, 2002, to the effect that, as of such date and based on and subject to the matters stated in such opinion, the consideration to be received by holders of Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. The full text of Alliant's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as an annex to Syntellect's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Securities Exchange Act of 1934 (the "Exchange Act"), which is being mailed to stockholders herewith. Stockholders are urged to read such opinion carefully in its entirety.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED A NUMBER OF SHARES WHICH, TOGETHER WITH ANY OUTSTANDING SHARES SOLELY OWNED BY ENGHOUSE OR ANY OF ITS SUBSIDIARIES, CONSTITUTES A MAJORITY OF THE OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS) (THE "MINIMUM CONDITION"). FOR PURPOSES OF THE OFFER, "ON A FULLY DILUTED BASIS" MEANS, AS OF ANY TIME, ON A BASIS THAT INCLUDES THE NUMBER OF SHARES THAT ARE ACTUALLY ISSUED AND OUTSTANDING PLUS THE MAXIMUM NUMBER OF SUCH SHARES THAT SYNTELLECT MAY BE REQUIRED TO ISSUE UNDER STOCK OPTIONS, WARRANTS AND OTHER RIGHTS OR SECURITIES CONVERTIBLE INTO SHARES, WHETHER OR NOT CURRENTLY EXERCISABLE. THE OFFER IS ALSO SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SEE SECTION 15 (CERTAIN CONDITIONS OF THE OFFER) OF THIS OFFER TO PURCHASE.

     Pursuant to the Tender and Voting Agreement, dated as of November 5, 2002 (the "Tender and Voting Agreement"), among Syntellect, Enghouse and MCM Associates, Wynnefield Capital Management and certain of their respective controlling persons and affiliated entities (the "Holders"), the Holders agreed to tender all of their Shares to the Purchaser in the Offer.

     The Holders beneficially own an aggregate of approximately 15% of the outstanding Shares. See Section 11 (The Merger Agreement; The Tender and Voting Agreement; The Stock Option Agreement) of this Offer to Purchase.

     Pursuant to the Stock Option Agreement, dated as of November 5, 2002 (the "Stock Option Agreement"), between Syntellect and Enghouse, Syntellect has granted an option to Enghouse to purchase a number of newly issued Shares equal to 19.9% of Syntellect's outstanding Shares at a purchase price of $0.72 per Share (subject to adjustment in certain circumstances). The option will be exercisable upon termination of the Merger Agreement (except in certain circumstances), or upon any event obligating Syntellect to pay to Enghouse the $500,000 termination fee described in paragraph (a) or paragraph (b) of the "Fees and Expenses" portion of Section 11 (The Merger Agreement; The Tender and Voting Agreement; The Stock Option Agreement) of this Offer to Purchase.

     Pursuant to the Merger Agreement, Syntellect granted to the Purchaser an option to purchase from Syntellect such number of Shares as will result in the Purchaser owning 90.1% of the total number of Shares, at a price per Share equal to the Offer Price (the "Purchaser Option"). The Purchaser Option is exercisable only to the extent Syntellect has a sufficient number of authorized but unissued Shares and following the time the Purchaser has accepted Shares for payment pursuant to the Offer and Enghouse and its subsidiaries beneficially own at least a majority of the then outstanding Shares. The purpose of the Purchaser Option is to enable the Purchaser to acquire a sufficient number of Shares so that it can complete a "short form" merger under Delaware law without requiring a vote of the remaining stockholders of Syntellect.

     Syntellect has advised Enghouse that, on November 4, 2002, 11,369,152 Shares were issued and outstanding, 2,358,392 Shares were subject to outstanding stock options (of which 226,500 were exercisable at prices at or below $0.72 per Share), and 30,000 Shares were subject to outstanding warrants (none of which were exercisable at prices at or below $0.72 per Share). Enghouse owns 246,250 Shares. Accordingly, the Purchaser believes that the Minimum Condition would be satisfied if approximately 6,632,521 Shares are validly tendered.

     The Merger Agreement provides that promptly upon the acceptance for purchase of any Shares pursuant to the Offer, Enghouse will be entitled to designate such number of directors, rounded up to the next whole number, on Syntellect's Board of Directors that equals the product of (1) the total number of directors on Syntellect's Board of Directors (giving effect to the directors designated by Enghouse pursuant to the Merger Agreement) and (2) a fraction, the numerator of which is the aggregate number of Shares then beneficially owned by Enghouse (including Shares accepted for payment pursuant to the Offer), and the denominator of which is the total number of Shares then outstanding. Syntellect has agreed to take all action necessary, including seeking and accepting resignations from directors and causing any required increase of the number of directors comprising Syntellect's Board of Directors, as is necessary to enable Enghouse's designees to be so elected to Syntellect's Board of Directors and, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, to cause Enghouse's designees to be so elected. See Section 11 (The Merger Agreement; The Tender and Voting Agreement; The Stock Option Agreement) of this Offer to Purchase.

     The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, the Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of Syntellect. Syntellect has agreed, if required, to cause a meeting of its stockholders to be held as promptly as practicable following consummation of the Offer for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement. Enghouse and the Purchaser agreed to vote their Shares in favor of the approval and adoption of the Merger Agreement. If the Purchaser becomes the owner of at least 90% of the outstanding Shares, the Merger may be consummated pursuant to the "short form" merger provisions of Delaware law without further notice to or the vote of any other stockholder. See
Section 11 (The Merger Agreement; The Tender and Voting Agreement; The Stock Option Agreement) of this Offer to Purchase.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.   TERMS OF THE OFFER

     Upon the terms, and subject to the conditions, of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4 (Withdrawal Rights) of this Offer to Purchase. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, December 11, 2002 unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended (other than any extension with respect to a Subsequent Offering Period described below), expires.

     The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Section 15 (Certain Conditions of the Offer) of this Offer to Purchase. Subject to the provisions of the Merger Agreement, the Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer. If by the initial or any subsequent Expiration Date, any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, the Purchaser may elect to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive all of the unsatisfied conditions and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer, as extended.

     The Purchaser will not make any change without the prior written consent of Syntellect that (i) reduces the number of Shares subject to the Offer, (ii) reduces the Offer Price, (iii) amends or adds to any of the conditions to the Offer set forth in Section 15 (Certain Conditions of the Offer) of this Offer to Purchase, (iv) except as otherwise provided in this Offer to Purchase, extends the Offer, (v) changes the form of consideration payable in the Offer, (vi) waives the Minimum Condition, or (vii) amends any other term of the Offer in any manner adverse to the holders of Shares.

     Subject to the terms of the Merger Agreement, the Purchaser may, without the consent of Syntellect (i) extend the Offer, but not beyond January 31, 2003, if at the scheduled or extended Expiration Date of the Offer any of the conditions to the Offer shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer, or (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten business days beyond the latest Expiration Date that would otherwise be permitted under clause (i) or (ii) of this sentence.

     Rule 14d-11 under the Exchange Act permits the Purchaser, subject to certain conditions, to provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three business days to 20 business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price.

     The Purchaser may, in its discretion, provide a Subsequent Offering Period of not less than three business days in the event that all of the conditions to the Offer have been satisfied or waived, as permitted by the Merger Agreement, as of the Expiration Date. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer prior to the Expiration Date and accepted for payment. During a Subsequent Offering Period, Purchaser will promptly purchase and pay for all Shares tendered at the same price paid in the Offer.

     Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to terminate the Offer if any of the conditions set forth in Section 15 (Certain Conditions of the Offer) of this Offer to Purchase have not been satisfied and
(ii) to waive any condition to the Offer or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If the Purchaser accepts for payment any Shares pursuant to the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not properly withdrawn, and will promptly pay for all Shares so accepted for payment.

     The rights reserved by the Purchaser by the preceding paragraph are in addition to the Purchaser's rights described in Section 15 (Certain Conditions of the Offer) of this Offer to Purchase. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in
Section 4 (Withdrawal Rights) of this Offer to Purchase. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by (i) Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a Subsequent Offering Period and pays for shares tendered during the Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act and (ii) the terms of the Merger Agreement, which require that the Purchaser pay for Shares that are tendered pursuant to the Offer as soon as permitted after the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.

     Syntellect has provided the Purchaser with Syntellect's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Syntellect's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver of all the conditions to the Offer set forth in Section 15 (Certain Conditions of the Offer) of this Offer to Purchase, the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. The Purchaser will make any determination concerning the satisfaction of the terms and conditions of the Offer. Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 16 (Certain Legal Matters; Regulatory Approvals) of this Offer to Purchase.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates evidencing such Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 (Procedures for Accepting the Offer and Tendering Shares) of this Offer to Purchase, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (3) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If the Offer is extended for a period subsequent to the Expiration Date, payment for Shares which are tendered during such period will be made by deposit of the purchase price for such Shares with the Depositary promptly after receipt of such Shares. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 1 (Terms of the Offer) of this Offer to Purchase, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 (Withdrawal Rights) of this Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act.

     UNDER NO CIRCUMSTANCE WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 (Procedures for Accepting the Offer and Tendering Shares) of this Offer to Purchase, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Enghouse or to any wholly owned subsidiary of Enghouse, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transaction or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer. Upon deposit with the Depositary of funds for the purpose of making payments of the Offer Price for any validly tendered Shares, the Purchaser's obligation to pay for such Shares will be satisfied and any tendering stockholders must look solely to the Depositary for payment of any amounts owed to them in respect of the Shares tendered by them.

3.   PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     VALID TENDERS. In order for a stockholder validly to tender Shares pursuant to the Offer, either (1) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and either the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (2) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility, to and received by the Depositary, and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

     Delivery of documents to the Book-Entry Transfer Facility or the Purchaser does not constitute delivery to the Depositary.

     SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) if the Shares are tendered for the account of a firm that is participating in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion

Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued, in the name of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal. If Share Certificates are delivered to the Depositary separately or at different times, or if the name reflected on Share Certificates delivered at the same time do not match exactly, then a properly executed Letter of Transmittal must accompany each such delivery and, within each such delivery, each set of Share Certificates with identical holder names.

     GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

          (1) such tender is made by or through an Eligible Institution;

          (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (3) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

     In all cases, Shares will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message) is received by the Depositary.

     The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, receipt of a Book Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (including, with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the tendered Shares and any other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of Syntellect's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Syntellect's stockholders. Any such solicitation of proxies will be made only with separate proxy soliciting materials which comply with the Exchange Act, if it is applicable thereto. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     BACKUP WITHHOLDING. Under the general "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold 30% of the amount of any payments pursuant to the Offer. In order to prevent backup withholding with respect to payments to certain stockholders of the Offer Price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing Substitute Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and the payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer should complete, sign and submit to the Depositary the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-corporate foreign stockholders should complete, sign and submit to the Depositary a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, or Form W-8ECI, Certificate of Foreign Person's Claim for Exemption From Withholding on Income Effectively Connected With the Conduct of a Trade or Business in the United States, (copies of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

     Further, under the Foreign Investment in Real Property Tax Act ("FIRPTA"), the Depositary may be required to withhold 10% of the amount of any payments pursuant to the Offer from persons not US citizens. A tendering stockholder is required to complete and provide to the Depositary the FIRPTA Affidavit included in the Letter of Transmittal certifying such tendering stockholder's taxpayer identification number and address and that the tendering stockholder is not a foreign person. Failure to so complete and provide the FIRPTA

Affidavit may result in the Purchaser's withholding of federal income tax in an amount equal to 10% of the Offer Price.

4.   WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 11, 2003.

     No withdrawal rights will apply to Shares tendered into any Subsequent Offering Period and no withdrawal rights apply during any Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 (Terms of the Offer) of this Offer to Purchase.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3 (Procedures for Accepting the Offer and Tendering Shares) of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     WITHDRAWALS OF SHARES MAY NOT BE RESCINDED. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date or during any Subsequent Offering Period by following one of the procedures described in Section 3 (Procedures for Accepting the Offer and Tendering Shares) of this Offer to Purchase.

5.   CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders of Syntellect whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of Syntellect. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. The discussion applies only to stockholders of Syntellect in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) which may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any stockholder of Syntellect who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT ITS TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, AND FOREIGN TAX LAWS.

     The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local, and foreign income tax purposes as well. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such capital gain or loss will generally be long-term capital gain or loss provided that a stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Such gain or loss will generally be short-term capital gain or loss if the holding period is less than or equal to one year at time of consummation of the Offer or the Merger, as the case may be.

6.   PRICE RANGE OF SHARES; DIVIDENDS

     The Shares traded on the Nasdaq National Market ("Nasdaq") under the symbol "SYNL" until August 12, 2002 when it was delisted from Nasdaq and began trading on the Over The Counter Bulletin Board ("OTC BB") under the symbol "SYNL.OB". The following table sets forth the high and low sale prices per Share for the periods indicated. Syntellect has never paid any dividends on the Shares. Share prices are as reported on Nasdaq or OTC BB (as applicable) based on published financial sources.

                                                                HIGH       LOW
                                                              --------   -------
2000:
  First Quarter.............................................  $7.0625    $     2.9375
  Second Quarter............................................   6.6875          3.00
  Third Quarter.............................................   9.1875          5.6875
  Fourth Quarter............................................   8.1875          3.25
2001:
  First Quarter.............................................   4.9375          1.5625
  Second Quarter............................................   3.05            1.1875
  Third Quarter.............................................   2.67            1.00
  Fourth Quarter............................................   1.90            1.00
2002:
  First Quarter.............................................   2.00            1.42
  Second Quarter............................................   1.64             .50
  Third Quarter.............................................    .63931          .25
  Fourth Quarter (through November 7).......................    .69             .17

     On November 5, 2002, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on OTC BB was $0.21 per Share. On November 12, 2002, the last full day of trading before the commencement of the Offer, the closing price of the Shares on OTC BB was $0.69 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.   CERTAIN INFORMATION CONCERNING SYNTELLECT

     GENERAL. Syntellect is a Delaware corporation with its principal offices located at 16610 N. Black Canyon Highway, Suite 100, Phoenix, Arizona 85053-4075. The telephone number of Syntellect is (602) 789-2800. Syntellect is a global leader in speech-enabled customer, employee and supply-chain self-service software solutions.

     Syntellect has informed Enghouse that it has recently begun pursuing alternatives regarding its Hosted Services Group ("HSG"), as it does not regard HSG as a core asset. Such alternatives include the possible sale of HSG. Syntellect has also informed Enghouse that it currently has no agreements or arrangements regarding these actions. Under the Merger Agreement, until such time as Enghouse's designees constitute a majority of the members of the Board of Directors of Syntellect, any agreement or implementation of such alternatives would require Enghouse's consent.

     AVAILABLE INFORMATION. The Shares are registered under the Exchange Act. Accordingly, Syntellect is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Syntellect's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

8.   CERTAIN INFORMATION CONCERNING ENGHOUSE AND THE PURCHASER

     GENERAL. Enghouse is an Ontario corporation with its principal offices located at 80 Tiverton Court, 8(th) Floor, Markham, Ontario, Canada, L3R OG4. The telephone number of Enghouse is (905) 946-3200. Enghouse is a publicly traded software company currently serving the utility, telecommunications, and pipeline industries.

     The Purchaser is a Delaware corporation with its principal offices located at 80 Tiverton Court, 8(th) Floor, Markham, Ontario, Canada, L3R OG4. The telephone number of the Purchaser is (905) 946-3200. The Purchaser is a wholly owned subsidiary of Enghouse. The Purchaser has not carried on any activities other than in connection with the Merger Agreement and the transactions contemplated thereby.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Enghouse and the Purchaser and certain other information are set forth in Schedule I hereto; the business phone number for each such person is
(905) 946-3200, unless otherwise indicated in Schedule I.

     Except as described in this Offer to Purchase, (1) none of Enghouse, the Purchaser nor, to the best knowledge of Enghouse and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Enghouse or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (2) none of Enghouse, the Purchaser nor, to the best knowledge of Enghouse and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement, the Tender and Voting Agreement, the Stock Option Agreement or as otherwise described in this Offer to Purchase, none of Enghouse, the Purchaser nor, to the best knowledge of Enghouse and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Syntellect, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, none of Enghouse, the Purchaser nor, to the best knowledge of Enghouse and the Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with Syntellect or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between Enghouse or any of its subsidiaries or, to the best knowledge of Enghouse, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Syntellect or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9.   SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase Shares pursuant to the Offer and the Merger is estimated to be approximately $8,200,000. The Purchaser will obtain the funds necessary for the purchase of Shares in the Offer and the Merger from Enghouse. Enghouse has sufficient cash on hand to provide the required funds to the Purchaser to purchase the Shares.

10. BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH SYNTELLECT

     Enghouse is continually evaluating strategic acquisition opportunities to accelerate growth and to enter new vertical markets. In furtherance of that goal, management of Syntellect, together with Alliant, held its first meeting with Stephen J. Sadler, Chairman and Chief Executive Officer of Enghouse, on August 20, 2002, at which time Syntellect provided general industry and company information. Enghouse indicated its interest in pursuing further discussions regarding Syntellect in a letter to Alliant dated August 29, 2002. Following the initial meeting, through September and October, the parties held a number of discussions regarding a possible strategic transaction and conducted due diligence with respect to one another.

     On October 9, 2002, Syntellect announced that it had retained the investment banking services of Alliant to explore strategic alternatives to support Syntellect's current business strategy and that it was exploring alternative operational and financial strategies in order to increase the opportunities for Syntellect. Discussions between Enghouse and Syntellect continued.

     In late October, Enghouse provided Syntellect with drafts of the Merger Agreement, the Tender and Voting Agreement, and the Stock Option Agreement. The parties began to negotiate the terms of these agreements.

     On November 5, 2002, the board of directors of each of Enghouse and Syntellect held separate meetings to consider the proposed transaction, and each board approved the transaction.

     The parties then executed the Merger Agreement and the related agreements. Shortly thereafter, the parties issued a press release announcing the transaction.

     On November 13, 2002, the Purchaser commenced the Offer.

11. THE MERGER AGREEMENT; THE TENDER AND VOTING AGREEMENT; THE STOCK OPTION AGREEMENT

     The following is a summary of the material provisions of the Merger Agreement, the Tender and Voting Agreement, and the Stock Option Agreement, copies of which are filed as exhibits to the Tender Offer Statement on Schedule TO filed with the SEC by Enghouse and the Purchaser pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act in connection with the Offer (the "Schedule TO"). The summary is qualified in its entirety by reference to the Merger Agreement, the Tender and Voting Agreement, and the Stock Option Agreement, each of which is deemed to be incorporated by reference herein. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Merger Agreement.

     THE OFFER. The Merger Agreement provides for the making of the Offer. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition (or waiver thereof, with Syntellect's consent) and the satisfaction or waiver of the other conditions that are described in Section 15 (Certain Conditions of the Offer) of this Offer to Purchase.

     DIRECTORS. The Merger Agreement provides that promptly upon the acceptance for payment of Shares pursuant to the Offer, Enghouse will be entitled to designate such number of directors, rounded up to the next whole number, on Syntellect's Board of Directors that equals the product of (1) the total number of directors on Syntellect's Board of Directors (giving effect to the directors designated by Enghouse pursuant to the Merger Agreement) and (2) a fraction, the numerator of which is the aggregate number of Shares then beneficially owned by Enghouse (including Shares accepted for payment pursuant to the Offer), and the denominator of which is the total number of Shares then outstanding. In furtherance thereof, Syntellect will take all action necessary to secure the resignations of such number of directors as is necessary to enable Enghouse's designees to be so elected to Syntellect's Board of Directors and will cause Enghouse's designees to be so elected; provided, however, that, subject to the terms of the Merger Agreement, until the Effective Time there shall be at least two members of Syntellect's Board of Directors who are directors as of the date of the Merger Agreement and who are not employees of Syntellect or any of its subsidiaries ("Continuing Directors"). See Section 15 (Certain Conditions of the Offer) of this Offer to Purchase.

     Following the election of Enghouse's designees to Syntellect's Board of Directors, (a) any amendment or termination of the Merger Agreement by Syntellect, (b) any extension or waiver by Syntellect of the time for the performance of any of the obligations of Enghouse or the Purchaser under the Merger Agreement or (c) any waiver or exercise of any of Syntellect's rights under the Merger Agreement, will require the concurrence of a majority of the Continuing Directors.

     THE MERGER. The Merger Agreement provides that no later than two business days after the satisfaction or waiver of each of the conditions to the Merger set forth therein, at the Effective Time the Purchaser will be merged with and into Syntellect, with Syntellect being the surviving corporation in the Merger. Following the Merger, the separate existence of the Purchaser will cease, and Syntellect will continue as the surviving corporation, wholly owned by Enghouse.

     If required by the DGCL, Syntellect will call and hold a meeting of its stockholders (the "Stockholders' Meeting") promptly following expiration of the Offer for the purpose of voting upon the approval of the Merger Agreement. At any such meeting all Shares then owned by Enghouse or any subsidiary of Enghouse will be voted in favor of approval of the Merger Agreement.

     Pursuant to the Merger Agreement, each Share outstanding at the Effective Time (other than Shares owned by Enghouse, the Purchaser, Syntellect or any of their respective subsidiaries, all of which will be cancelled, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the DGCL) will be converted into the right to receive the Offer Price. Stockholders who perfect their dissenters' rights under the DGCL will be entitled to the amounts determined pursuant to such proceedings. See Section 17 (Dissenters' Rights) of this Offer to Purchase.

     PURCHASER OPTION. Pursuant to the Merger Agreement, Syntellect granted to the Purchaser the Purchaser Option to purchase from Syntellect such number of Shares as will result in the Purchaser owning 90.1% of the total number of Shares at a price per Share equal to the Offer Price. The Purchaser Option is exercisable only to the extent Syntellect has a sufficient number of authorized but unissued Shares and following the time the Purchaser has accepted Shares for payment pursuant to the Offer and Enghouse and its subsidiaries beneficially own at least a majority of the then outstanding Shares. In the event that Enghouse, the Purchaser and any other subsidiaries of Enghouse acquire in the aggregate at least 90% of the outstanding Shares pursuant to the Offer (including any Subsequent Offering Period), upon exercise of the Purchaser Option or otherwise, Enghouse, the Purchaser and Syntellect will, subject to the conditions to the Merger in the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of Syntellect, in accordance with the "short form" merger provisions of Section 253 of the DGCL.

     STOCK OPTIONS AND WARRANTS. In the Merger Agreement, Syntellect agreed that it has taken all necessary action so that, as of the Effective Time, each holder of an option to purchase Shares that has been granted and is outstanding under Syntellect's stock option plans, whether or not then exercisable or vested, and each holder of a warrant to purchase Shares, whether or not then exercisable or vested, shall be entitled to receive a cash amount equal to the product of (i) the excess, if any, of the Offer Price over the exercise price per Share of such option or warrant, as the case may be, and (ii) the number of Shares previously subject to such option or warrant, as the case may be. All stock option, incentive or other equity-based plans established by Syntellect or any subsidiary shall terminate as of the Effective Time.

     REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, Syntellect has made customary representations and warranties to Enghouse and the Purchaser, including representations relating to corporate existence and power; capitalization; corporate authorizations; approval of the Merger Agreement and the transactions contemplated thereby for the purposes of Section 203 of the DGCL and Article Fourteenth of Syntellect's certificate of incorporation; SEC filings; financial statements, absence of undisclosed liabilities; contracts; compliance with laws; environmental matters; benefit plans, employees and employment practices; absence of certain changes (including any material adverse effect on Syntellect); litigation; sale of products and performance of services; certain business practices; transactions with affiliates; books and records; brokers and finders; accuracy of certain disclosures; intellectual property; taxes; the opinion of Syntellect's financial advisor; and full disclosure.

     Certain representations and warranties in the Merger Agreement made by Syntellect and Enghouse are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement and this Offer to Purchase, the term "Material Adverse Effect" means, with respect to any person, a fact, event, or effect that has had, or is reasonably likely to have, together with all similar or related or other facts, events or effects, a material adverse effect on the financial condition, prospects, business, assets or results of operations of such person and its subsidiaries, taken as a whole, or on the ability of such person to perform its obligations pursuant to the Merger Agreement or which would prevent or delay the transactions contemplated by the Merger Agreement.

     Pursuant to the Merger Agreement, Enghouse and the Purchaser have made customary representations and warranties to Syntellect, including representations relating to their corporate existence and power; good standing; corporate authority; corporate authorizations; the accuracy of certain disclosures; and their ability to finance the Offer and the Merger.

     CONDUCT OF BUSINESS COVENANTS. The Merger Agreement provides that, prior to the time that Enghouse's designees constitute a majority of the members of the Board of Directors of Syntellect and except as may be otherwise agreed in writing by Enghouse, or as expressly permitted by the Merger Agreement, Syntellect will operate its business only in the ordinary course.

     STOCKHOLDER MEETING. The Merger Agreement provides that if the adoption of the Merger Agreement by the holders of a majority of the outstanding Shares (the "Company Stockholder Approval") is required by law in order to consummate the Merger, Syntellect, as promptly as practicable following the expiration of the Offer, will, in accordance with applicable law, duly call, give notice of, convene and hold the Stockholders Meeting for the purposes of obtaining Company Stockholder Approval. Syntellect shall, through its Board of Directors, recommend to its stockholders that Company Stockholder Approval be given. Notwithstanding the foregoing, in the event that the Purchaser or any other subsidiary of Enghouse acquires in the aggregate at least 90% of the outstanding Shares, the parties to the Merger Agreement shall, subject to the conditions to the Merger (see "Conditions to the Merger" below), take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of Syntellect, in accordance with the short form merger provisions of the DGCL.

     TAKEOVER STATUTES. Pursuant to the Merger Agreement, Syntellect has agreed that notwithstanding any other provision in the Merger Agreement, in no event will the approval of the Merger Agreement, the Tender and Voting Agreement, the Stock Option Agreement and the transactions contemplated thereby, including the Offer and the Merger, resulting in the inapplicability of Section 203 of the DGCL and Article Fourteenth of Syntellect's certificate of incorporation be withdrawn, revoked or modified by Syntellect's Board of Directors. If any other "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated by the Merger Agreement, each of Syntellect, Enghouse and the Purchaser and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by the Merger Agreement.

     COMMERCIALLY REASONABLE EFFORTS. The Merger Agreement provides that each of Enghouse, the Purchaser and Syntellect will act in good faith and use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable.

     NO SOLICITATION. The Merger Agreement provides that unless and until the Merger Agreement has been terminated, Syntellect (i) shall, and shall cause its subsidiaries and its and its subsidiaries' officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, representatives and agents, to immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as defined below) and, upon request by Enghouse, shall request the return or destruction of all confidential information provided to any such person; and (ii) shall not, and shall cause its subsidiaries and its and its subsidiaries' officers, directors, employees, investment bankers, financials advisors, attorneys, accountants, representatives and agents not to, (a) solicit, initiate, encourage (including by way of furnishing information), knowingly facilitate or induce (directly or indirectly) any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes, or could reasonably be expected to result in, a proposal or offer for a Takeover Proposal, (b) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, a Takeover Proposal, (c) approve or endorse any Takeover Proposal, or (d) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Takeover Proposal or transaction contemplated thereby.

     Notwithstanding the foregoing, if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of Syntellect determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Syntellect's stockholders under applicable law and has provided Enghouse with at least two business days' notice of its intention to do so (including in such notice the information required by Section 6.2(e) of the Merger Agreement), Syntellect may, in response to a Superior Proposal (as defined below) that was not solicited subsequent to the date of the Merger Agreement and subject to compliance with the terms of the Merger Agreement and the execution by the person making the Superior Proposal of a confidentiality agreement on customary terms and conditions, reasonably acceptable to Enghouse, (x) furnish information with respect to Syntellect to the person making the Superior Proposal and (y) participate in discussions or negotiations with the person making the Superior Proposal.

     As used in the Merger Agreement, a "Takeover Proposal" means any inquiry, proposal, offer or expression of interest by any third party relating a merger, consolidation or other business combination involving Syntellect or any subsidiary, or any acquisition of more than 15% of the consolidated assets of Syntellect or more than 15% of the Shares, or any similar transaction. Any material modification of a Takeover Proposal shall constitute a new Takeover Proposal. As used in the Merger Agreement, a "Superior Proposal" means any bona fide written Takeover Proposal for or in respect of all outstanding Shares made by a third party on terms which the Board of Directors of Syntellect determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and after taking into account all terms and conditions of the proposal) to be more favorable, from a financial point of view, to Syntellect's stockholders than the Offer and the Merger (after taking into account any proposal by Enghouse to amend the Merger Agreement) and for which financing, to the extent required, is then committed, which is reasonably capable of being consummated on a prompt basis, and which is not subject to any conditions which are not reasonably expected to be satisfied on a prompt basis.

     The Merger Agreement provides that unless and until the Merger Agreement has been terminated, and except as otherwise set forth in the Merger Agreement, neither the Board of Directors of Syntellect nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, the approval or recommendation by such Board of Directors (or any committee of the Board of Directors of Syntellect) with regard to any of the Offer, the Merger or the Merger Agreement, the Tender and Voting Agreement or the Stock Option Agreement,
(ii) approve or recommend or take no position with respect to, or propose to approve or recommend or take no position with respect to, any Takeover Proposal or (iii) cause Syntellect to enter into any agreement related to any Takeover Proposal (other than a confidentiality agreement as contemplated above). Unless and until the Merger Agreement has been terminated, Syntellect agrees not to release any person from, or waive any provision of, or fail to enforce, any standstill agreement or similar agreement to which it is a party related to, or that could affect, a Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer the Board of Directors of Syntellect determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Syntellect's stockholders under applicable law, the Board of Directors of Syntellect may, in response to a Superior Proposal that was not solicited subsequent to the date of the Merger Agreement,
(x) withdraw or modify its approval or recommendation of the Offer, the Merger or the Merger Agreement or (y) subject to the provisions of the Merger Agreement, terminate the Merger Agreement in order to sign a definitive agreement to implement such Superior Proposal, but in each such case, only at a time that is after the fifth business day following Enghouse's receipt of written notice advising Enghouse that the Board of Directors of Syntellect has received such Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, only if Syntellect is in compliance with the terms described in the Merger Agreement and only if Syntellect's Board of Directors has determined that such proposal is a Superior Proposal, taking into account any proposals from Enghouse.

     The Merger Agreement provides that Syntellect shall immediately advise Enghouse orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal (including a copy thereof if in writing and any related documentation or correspondence (including emails)) and the identity of the person making such request or Takeover Proposal. Syntellect will immediately inform Enghouse of any material change in the details (including amendments or proposed amendments) of any such request or Takeover Proposal. Syntellect will promptly provide to Enghouse any non-public information provided to any other person in connection with a Takeover Proposal which was not previously provided to Enghouse.

     Nothing contained in the Merger Agreement prohibits Syntellect from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Syntellect's stockholders if, in the good faith judgment of the Board of Directors of Syntellect, after consultation with outside counsel, failure to disclose would be inconsistent with applicable law, provided, however, neither Syntellect nor its Board of Directors nor any committee thereof shall, except as specifically permitted by the Merger Agreement, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer, the Merger or the Merger Agreement, the Tender and Voting Agreement or the Stock Option Agreement, or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

     PUBLIC ANNOUNCEMENTS. The Merger Agreement provides that neither Enghouse, the Purchaser nor Syntellect will issue any press release or otherwise make any public statement with respect to the transactions contemplated by the Merger Agreement without prior consultation with the other parties to the Merger

Agreement, except as may be required by law, court process or the rules of any applicable securities exchange or Nasdaq or as otherwise provided by the Merger Agreement.

     CONDITIONS TO THE MERGER. The Merger Agreement provides that the obligations of Enghouse, the Purchaser, and Syntellect to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) If required by applicable law, Company Stockholder Approval shall have been obtained.

     (b) No statute, law, ordinance, rule or regulation (a "Law") or judgment, order, writ, preliminary or permanent injunction (an "Order") issued by any court of competent jurisdiction or other governmental body, court, agency, official or regulatory or other authority (collectively "Governmental Entities") or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such Order and to appeal as promptly as possible any Order that may be entered.

     (c) The Purchaser shall have previously accepted for payment and paid for Shares pursuant to the Offer.

     TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of the Merger Agreement by the stockholders of Syntellect:

     (a) by mutual written consent of Enghouse and Syntellect;

     (b) by either Enghouse or Syntellect:

          (i) if (x) the Offer shall have expired without the acceptance for payment of Shares thereunder or (y) the Purchaser shall not have accepted for payment any Shares pursuant to the Offer prior to January 31, 2003, provided, however, that the right to terminate the Merger Agreement pursuant to the foregoing shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of representation or warranty under the Merger Agreement by such party; or

          (ii) if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such Order or other action shall have become final and nonappealable;

     (c) by Enghouse prior to the purchase of Shares pursuant to the Offer if Syntellect shall have breached or failed to perform in any material respect any representation, warranty, covenant or other agreement contained in the Merger Agreement that (i) would give rise to the failure of a condition described in paragraph (e) or (g) of Section 15 (Certain Conditions of the Offer) of this Offer to Purchase and (ii) cannot be or has not been cured within 20 days after the giving of written notice to Syntellect;

     (d) by Enghouse or the Purchaser if either Enghouse or the Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) of Section 15 (Certain Conditions of the Offer) of this Offer to Purchase;

     (e) by Syntellect in accordance with the Merger Agreement in order to simultaneously enter into a definitive agreement to implement a Superior Proposal, provided that it has complied with all provisions of the Merger Agreement, including the notice provisions contained therein, and that it has paid Enghouse the termination fee (including expenses for which Enghouse has then submitted an invoice) in accordance with the terms of the Merger Agreement; or

     (f) by Syntellect prior to the purchase of Shares pursuant to the Offer if Enghouse or the Purchaser shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to Enghouse or the Purchaser, as applicable, except, in any case, such breaches and failures which are not reasonably likely to materially and adversely affect Enghouse's or the Purchaser's ability to consummate the Offer or the Merger.

     FEES AND EXPENSES. Except as otherwise specified below, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.

     (a) If the Merger Agreement is terminated (i) pursuant to paragraph (c) under "Termination" above, (ii) pursuant to paragraph (d) under "Termination" above, (iii) pursuant to paragraph (e) under "Termination" above, or (iv) following the time a third party makes a Takeover Proposal, then Syntellect shall pay to Enghouse a fee of $500,000, plus reimbursement of Enghouse's direct and reasonable out-of-pocket expenses in connection with the Merger Agreement and the transactions contemplated thereby, including Enghouse's investigation of Syntellect and negotiation of the Merger Agreement ("Enghouse's Expenses"), by wire transfer of immediately available funds. Such fee shall be paid prior to termination in the case of clause (iii) and within one business day of termination otherwise. Such payment shall include reimbursement of Enghouse's Expenses if an invoice therefor was received by Syntellect prior to the making of such payment, or, if not, reimbursement of Enghouse's Expenses shall be paid within two business days of receipt of an invoice from Enghouse by Syntellect, by wire transfer of immediately available funds.

     (b) If (i) the Merger Agreement is terminated other than under paragraph
(f) under "Termination" above and (ii) no fee is otherwise payable under paragraph (a) above, then within one day of the receipt of an invoice therefor, Syntellect shall reimburse Enghouse's Expenses by wire transfer of immediately available funds. If within six months of a termination described in the preceding sentence a third party makes a Takeover Proposal, then Syntellect shall pay Enghouse a fee of $500,000 plus Enghouse's Expenses (except to the extent such expenses have been reimbursed under the immediately preceding sentence), by wire transfer of immediately available funds immediately upon the closing of any transaction contemplated by any Takeover Proposal with such third party. The maximum aggregate fee under these provisions of the Merger Agreement shall be $500,000 plus the reimbursement of Enghouse's Expenses.

     AMENDMENT. At any time prior to the Effective Time, the Merger Agreement may be amended by written agreement of the parties thereto; provided, however, that after adoption of the Merger Agreement by the stockholders of Syntellect, there shall be no amendment or change to the Merger Agreement that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or other change requiring stockholder approval without further approval by the stockholders of Syntellect.

     TENDER AND VOTING AGREEMENT. As a condition and inducement to Syntellect and Enghouse to enter into the Merger Agreement, the Holders have entered into the Tender and Voting Agreement. As of November 5, 2002, the Holders beneficially owned in the aggregate 1,708,720 Shares, which represented approximately 15% of the Shares outstanding as of such date.

     Pursuant to the Tender and Voting Agreement, the Holders agreed, in their capacity as stockholders of Syntellect, as follows: (i) to promptly (and not later than 15 business days after commencement of the Offer) tender all of their respective outstanding Shares; (ii) to not (a) sell, transfer, pledge, assign or otherwise dispose of, or enter into any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement, option or other instrument, obligation or arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any Shares to any person other than Enghouse or Enghouse's designee, (b) enter into any voting arrangement with respect to any Shares, or (c) take any other action that would in any way restrict, limit or interfere with the performance of their respective obligations under the Tender and Voting Agreement or the transactions contemplated thereby; (iii) to not, and cause their respective affiliates and their respective and their respective affiliates' officers, directors, attorneys, accountants, representatives and agents not to, directly or indirectly (y) solicit, initiate or encourage (including by way of furnishing information, or take any other action designed or reasonably likely to make any of their respective representations or warranties untrue or to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or (z) participate in any discussions or negotiations regarding any Takeover Proposal; and (iv) at any meeting of the stockholders of Syntellect called to vote on the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstance upon which a vote, consent or other approval (including by way of written consent) with respect to the Merger and the Merger Agreement is sought, to vote all of their respective Shares in favor of the Merger, the adoption of the Merger Agreement and otherwise in such manner as may be necessary to consummate the Merger.

     Pursuant to the Tender and Voting Agreement, the Holders also agreed that at any meeting of stockholders of Syntellect or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, they shall vote (or cause to be voted) their respective Shares against
(i) (other than the Merger Agreement and the Merger) any Takeover Proposal or any other reorganization, recapitalization, dissolution, liquidation or winding up of or by Syntellect or (ii) any amendment of Syntellect's certificate of incorporation or by-laws or other proposal or transaction involving Syntellect or any of its subsidiaries, which amendment or other proposal or transaction could reasonably be expected to result in any condition to the obligation of Syntellect or of Enghouse to consummate the transactions contemplated by the Merger Agreement or could otherwise be reasonably expected to in any manner impede, frustrate, prevent or nullify, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement, including any consent to the treatment of any Shares or in connection with such transaction (collectively, "Frustrating Transactions").

     In addition, pursuant to the Tender and Voting Agreement, each Holder irrevocably granted to, and appointed, any person designated by Enghouse, and each of them, such Holder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Holder, to vote and otherwise act with respect to all of such Holder's Shares, and to grant any consents or approvals in respect of such Shares, at any meeting of the stockholders of Syntellect or at any adjournment thereof or in any other circumstance upon which their vote, consent or other approval is sought, (i) in favor of the Merger, the adoption by Syntellect of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement, and
(ii) against any Takeover Proposal or Frustrating Transaction.

     STOCK OPTION AGREEMENT. Simultaneously with entering into the Merger Agreement, Enghouse and Syntellect entered into the Stock Option Agreement. Pursuant to the Stock Option Agreement, Syntellect granted Enghouse an option to purchase a number of newly issued Shares equal to 19.9% of the then outstanding Shares of Syntellect at a price per Share of $0.72 (subject to adjustment in certain circumstances).

     Except as described below, the option will be exercisable in whole or in part at any time after the earlier of (i) termination of the Merger Agreement (unless such termination is (a) by mutual written consent of Syntellect and Enghouse or (b) by Syntellect prior to the purchase of Shares pursuant to the Offer after Enghouse or the Purchaser shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, and where such breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to Enghouse or the Purchaser, as applicable, except, in any case, such breaches and failures which are not reasonably likely to materially and adversely affect Enghouse's or the Purchaser's ability to consummate the Offer or the Merger), or (ii) upon any event obligating Syntellect to pay to Enghouse the $500,000 termination fee described in paragraph (a) of the "Fees and Expenses" portion of Section 11 (The Merger Agreement; The Tender and Voting Agreement; The Stock Option Agreement) of this Offer to Purchase.

     The right to purchase Shares under the Stock Option Agreement expires upon the earliest to occur of: (i) the completion of the Merger; (ii) 180 days after Syntellect pays to Enghouse the $500,000 termination fee described in paragraph
(a) of the "Fees and Expenses" portion of Section 11 (The Merger Agreement; The Tender and Voting Agreement; The Stock Option Agreement) of this Offer to Purchase; or (iii) 180 days after the termination of the Merger Agreement so long as no event has occurred or could still occur which would cause Syntellect to have to pay to Enghouse the $500,000 termination fee described in paragraph
(a) or paragraph (b) of the "Fees and Expenses" portion of Section 11 (The Merger Agreement; The Tender and Voting Agreement; The Stock Option Agreement) of this Offer to Purchase.

     At any time after a Takeover Proposal and during the period when the option is exercisable, Enghouse may cause Syntellect to pay to Enghouse cash in exchange for cancellation of the option or for the repurchase of Shares acquired through the exercise of the option, as applicable. If Enghouse exercises this cash out option, Syntellect must pay Enghouse, on the date of the closing of such Takeover Proposal (or the date of the notice of Enghouse to Syntellect of its intention to be so cashed out, if later), for each Share issued or issuable upon exercise of the option, the highest price per Share described below, less $0.72 per Share issuable pursuant to the unexercised portion of the option being cancelled: (i) the highest price per Share paid or proposed to be paid by any person pursuant to such Takeover Proposal; or (ii) the average closing price per Share (or other property for which the option is then exercisable) for the five trading days immediately preceding the date upon which Enghouse requested the cash payment, as reported on Syntellect's stock exchange or other quotation system.

     Enghouse has certain rights to require Syntellect to register under applicable securities laws any Shares purchased under the option, if such registration is necessary for Enghouse to be able to sell such Shares, and to require Syntellect to list such Shares on Nasdaq or another national securities exchange.

12. PURPOSE OF THE OFFER; PLANS FOR SYNTELLECT

     PURPOSE OF THE OFFER. The purpose of the Offer is to acquire control of, and the entire equity interest in, Syntellect. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable.

     Syntellect's Board of Directors has approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by the Purchaser pursuant to the Offer, Syntellect's Board of Directors may be required to submit the Merger Agreement to Syntellect's stockholders for approval at a stockholder's meeting convened for that purpose in accordance with the DGCL. If Company Stockholder Approval is required, the Merger Agreement must be approved by a majority of all votes entitled to be cast at such meeting.

     If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to approve the Merger Agreement at the Stockholders' Meeting without the affirmative vote of any other stockholder. If the Purchaser acquires at least 90% of the then outstanding Shares pursuant to the Offer (including any Subsequent Offering Period), the Purchaser Option or otherwise, the Merger may be consummated without a stockholder meeting and without the Company Stockholder Approval. See Section 1 (Terms of the Offer) and Sections 11 (The Merger Agreement; The Tender and Voting Agreement; The Stock Option Agreement). The Merger Agreement provides that the Purchaser will be merged into Syntellect, with Syntellect surviving the Merger, and that the certificate of incorporation and bylaws of the surviving corporation shall be amended and restated as of the Effective Time to conform to the certificate of incorporation and bylaws of the Purchaser as in effect immediately prior to the Effective Time, provided that
Article I of the certificate of incorporation shall provide that the name of the surviving corporation shall be the name of Syntellect.

     Under the DGCL, holders of Shares do not have dissenters' rights as a result of the Offer. In connection with the Merger, however, stockholders of Syntellect may have the right to dissent and demand appraisal of their Shares under the DGCL. Dissenting stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the Offer Price paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, Enghouse may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger.

     PLANS FOR SYNTELLECT. Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, the Purchaser currently intends to seek maximum representation on Syntellect's Board of Directors, subject to the requirements in the Merger Agreement. The Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger.

     The Purchaser and Enghouse will continue to evaluate the business and operations of Syntellect during the pendency of the Offer and after the consummation of the Offer and the Merger in order to determine what actions, if any, they will take to consolidate the business of Syntellect with that of Enghouse, and will take such actions as they deem appropriate. Enghouse intends to seek additional information about Syntellect during this period. Enghouse intends to review such information as part of a comprehensive review of Syntellect's business, operations, capitalization and management with a view to optimizing development of Syntellect's potential in conjunction with Enghouse's business.

     Except as described above or elsewhere in this Offer to Purchase, the Purchaser has no present plans or proposals that would relate to or result in
(i) any extraordinary corporate transaction involving Syntellect or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Syntellect or any of its subsidiaries, (iii) any change in Syntellect's Board of Directors or management of Syntellect, (iv) any material change in Syntellect's capitalization or dividend policy, (v) any other material change in Syntellect's corporate structure or business, (vi) a class of securities of Syntellect being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of Syntellect being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13. CERTAIN EFFECTS OF THE OFFER

     MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

     STOCK QUOTATION. Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion on the OTC BB. If as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continuing inclusion in the OTC BB, the market for the Shares could be adversely affected. According to the OTC BB listing requirements, the Shares would not be eligible for continued listing if Syntellect ceased to be current in its filings with the SEC or ceased to be registered under the Exchange Act.

     The extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of stockholders, the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act and other factors. Neither Enghouse nor the Purchaser can predict whether the reduction in the number of the Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     MARGIN REGULATIONS. The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Syntellect to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Syntellect to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Syntellect, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Syntellect and persons holding "restricted securities" of Syntellect to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933 may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for trading on the OTC BB. Enghouse and the Purchaser currently intend to seek to cause Syntellect to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14. DIVIDENDS AND DISTRIBUTIONS

     The Merger Agreement provides that from the date of the Merger Agreement until such time as Enghouse's designees constitute a majority of the members of Syntellect's Board of Directors, without the prior written approval of Enghouse, Syntellect will not and will not permit any of its subsidiaries to authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (except for dividends paid by a wholly owned subsidiary of Syntellect to its parent).

15. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless prior to the Expiration Date there shall have been validly tendered a number of Shares which, together with any outstanding Shares solely owned by Enghouse or any of its subsidiaries, constitutes a majority of the outstanding Shares (determined on a fully diluted basis). Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and prior to the Expiration Date, any of the following conditions exists (other than as a result of any action or inaction of Enghouse or any of its subsidiaries that constitutes a breach of the Merger Agreement):

     (a) there shall be threatened, instituted or pending by or before any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Enghouse or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or seeking to obtain from Syntellect, Enghouse or the Purchaser any damages that are material in relation to Syntellect and its subsidiaries taken as a whole,
(ii) seeking to prohibit or materially limit the ownership or operation by Syntellect, Enghouse or any of their respective subsidiaries of a material portion of the business or assets of Syntellect and its subsidiaries, taken as a whole, or Enghouse and its subsidiaries, taken as a whole, or to compel Syntellect and its subsidiaries, taken as a whole or Enghouse to dispose of or hold separate any material portion of the business or assets of Syntellect or Enghouse and its subsidiaries, taken as a whole, in each case as a result of the Offer or any of the other transactions contemplated by the Merger Agreement,
(iii) seeking to impose material limitations on the ability of Enghouse or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of Syntellect, (iv) seeking to prohibit Enghouse or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of Syntellect or its subsidiaries or (v) which would have a Material Adverse Effect on Syntellect or would result in the payment of substantial damages;

     (b) there shall be any Law or Order enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any Governmental Entity, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

     (c) there shall have occurred any Material Adverse Effect with respect to Syntellect;

     (d) (i) the Board of Directors of Syntellect or any committee thereof shall have (x) withdrawn or modified in a manner adverse to Enghouse or the Purchaser its approval or recommendation of the Offer or the Merger or its adoption of the Merger Agreement, (y) approved or recommended or taken a neutral position with respect to any Takeover Proposal, (z) failed to reaffirm its recommendation of the Offer or the Merger or its adoption of the Merger Agreement within five business days of being requested by Enghouse to do so, (ii) a Takeover Proposal is publicly announced, disclosed or commenced or submitted, made or publicly communicated to the Board of Directors of Syntellect and Syntellect fails to comply with the requirements of the Merger Agreement, or (iii) the Board of Directors of Syntellect or any committee thereof shall have resolved to take any of the foregoing actions;

     (e) any of the representations and warranties of Syntellect set forth in the Merger Agreement shall not be true and correct in any material respect (without regard to any materiality qualifiers therein), in each case at the date of the Merger Agreement or at the scheduled or extended expiration of the Offer as if such representation or warranty were made as of such date;

     (f) Enghouse, Syntellect and their respective subsidiaries, as applicable, shall have failed to obtain the consent or approval of any person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the Offer and the Merger or any of the other transactions contemplated by the Merger Agreement, except those that the failure to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Syntellect if the closing of the transactions contemplated by the Merger Agreement were to occur;

     (g) Syntellect shall have failed to perform or comply, in all material respects, with any agreement, obligation or covenant to be performed or complied with by it under the Merger Agreement, which failure to perform or comply has not been cured within five business days after the giving of written notice to Syntellect;

     (h) there shall not have occurred and be continuing: (i) (A) any general suspension of trading in, or limitation on prices for, securities on The New York Stock Exchange or Nasdaq (excluding any organized halt triggered solely as a result of a specified decrease in a market index or suspensions or limitations resulting solely from physical damage, technological or software breakdowns or malfunctions or interference with such exchange not related to market conditions) or (B) any decline in any of the Dow Jones Industrial Average, the Standard & Poors Index of 500 Industrial Companies or the Nasdaq Composite Index in excess of 20% measured from the close of business on the date of the Merger Agreement; (ii) a declaration by a Governmental Body of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) an act of terrorism or a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or Canada, which in any case could have a Material Adverse Effect on Syntellect or Enghouse or could materially adversely affect Enghouse's or the Purchaser's ability to consummate the Offer or the Merger; (iv) any extraordinary limitation (whether or not mandatory) by any Governmental Entity on the extension of credit generally by banks or other financial institutions; or (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans;

     (i) any person, entity or group directly or indirectly acquires or agrees to acquire, or discloses an intention to acquire beneficial ownership of securities representing 15% or more of the outstanding securities of any class of voting securities of Syntellect; or

     (j) the Merger Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Enghouse and the Purchaser and may, subject to the terms of the Merger Agreement, be waived by Enghouse and the Purchaser in whole or in part at any time and from time to time in their reasonable discretion. The failure by Enghouse or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     GENERAL. The Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by Syntellect with the SEC and other publicly available information concerning Syntellect, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to Syntellect's business that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Syntellect's business, or certain parts of Syntellect's business might not have to be disposed of, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See
Section 15 (Certain Conditions of the Offer) of this Offer to Purchase.

     STATE TAKEOVER STATUTES. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Syntellect, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

     In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

     Syntellect is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (including a person who has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. Syntellect's Board of Directors approved for purposes of Section 203 the entering into by Enghouse, the Purchaser and Syntellect of the Merger Agreement, the Tender and Voting Agreement and the Stock Option Agreement and the consummation of the transactions contemplated thereby and has taken all appropriate action so that Section 203, with respect to Syntellect, will not be applicable to Enghouse and the Purchaser by virtue of such actions.

     If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between the Purchaser or any of its affiliates and Syntellect, the Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 (Certain Conditions of the Offer) of this Offer to Purchase.

17. DISSENTERS' RIGHTS

     If the Merger is consummated, stockholders of Syntellect may have the right to dissent and demand appraisal of their Shares under the DGCL. See Section 12 (Purpose of the Offer; Plans for Syntellect) of this Offer to Purchase. Under the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the Offer Price, the consideration per Share to be paid in the Merger and the market value of the Shares, including asset values and the investment value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Additional information with regard to dissenters' rights will be provided to stockholders in connection with the Merger.

18. FEES AND EXPENSES

     Enghouse and the Purchaser have retained MacKenzie Partners, Inc. to be the Information Agent and Computershare Trust Company of New York to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

     The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

     Neither Enghouse nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

19. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Syntellect has filed with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of Syntellect's Board of Directors with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7 (Certain Information Concerning Syntellect) of this Offer to Purchase.

                                          Arizona Acquisition Corp.
November 13, 2002

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                         OF ENGHOUSE AND THE PURCHASER

1.   DIRECTORS AND EXECUTIVE OFFICERS OF ENGHOUSE

     The following table sets forth the name, age, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Enghouse and of each of its affiliates. Unless otherwise indicated, the current business address of each person is 80 Tiverton Court, 8(th) Floor, Markham, Ontario, Canada, L3R OG4. Each such person is a citizen of Canada and each occupation set forth opposite an individual's name refers to employment with Enghouse, except as otherwise set forth below.

                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE
NAME AND AGE                           PAST FIVE YEARS
------------                           ------------------------------------------------------------------------------
Stephen J. Sadler (51)*..............  Mr. Sadler is the Chairman and Chief Executive Officer of Enghouse Systems
                                       Limited, a position he has held since April 2000. Since May of 1998 Mr. Sadler has also served as Chairman of Helix Investments, a venture capital firm. From
                                       1987-May 1999 Mr. Sadler had been employed in a variety of capacities with
                                       Geac Computer Corporation including President & Chief Executive Officer from
                                       1990-1996, and Vice Chairman from 1996-1998. Mr. Sadler also sits on the board of a number of other private and public companies including Open Text
                                       Corporation, Belzberg Technologies, and Cyberplex, Inc.
Reid M. Drury (47)*..................  Since 1992 Mr. Drury has been a partner in Polar Capital Corporation, a merchant banking firm he co-founded. Prior to this he spent eight years as a partner and Director of Helix Investments, one of Canada's premier and oldest venture firms. Mr. Drury is also currently executive Chairman of Speedware
                                       Corporation Inc., and also serves as a director of certain public and private companies including Burnstand Inc. and AQT Systems Inc. Mr. Drury received a
                                       B. Comm from Queen's University and an MBA from INSEAD, Fontainbleau, France.
Albert Gnat (64)*....................  Mr. Gnat has been a partner in the law firm, of Lang, Michener since 1974, where his practice focuses on matters relating to securities, mergers and acquisitions, and finance, largely in the communications and technology sectors. Mr. Gnat serves on the board of directors of several private and public companies, including Rogers Communications Inc., Rogers AT&T Wireless
                                       Inc., Rogers Cablesystems Inc., The Toronto Blue Jays Baseball Club Advisory
                                       Committee, IKEA Limited Canadian subsidiaries, Leitch Technology Corporation, and CCL Industries Inc.
Sheldon Inwentash (47)*..............  Mr. Inwentash is the Chairman & CEO of Pinetree Capital Corp., a publicly traded venture capital firm he founded in 1992. He is a Chartered Accountant who has worked for Price Waterhouse, North America Life Insurance Co., and
                                       Elliot & Page. Since 1995, Mr. Inwentash has also been Chairman and Chief
                                       Executive Officer of GeneVest Inc., a Canadian biotech investment company. Mr.
                                       Inwentash also sits on a number of other boards.

                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE
NAME AND AGE                           PAST FIVE YEARS
------------                           ------------------------------------------------------------------------------
Pierre Lassonde (55)*................  Mr. Lassonde was elected President of Newmont Mining Corporation, in February
                                       2002. He joined Newmont following Newmont's acquisition of Franco-Nevada
                                       Mining Corporation Limited, where he was co-founder and he had served as
                                       President and Co-Chief Executive Officer since 1982. He holds a Bachelor of
                                       Arts degree from the University of Montreal and a Bachelor of Science in electrical engineering from Ecole Polytechnique, and an MBA from the
                                       University of Utah, and was designated a Professional Engineer by the
                                       Association of Professional Engineers of Ontario in 1976. Mr. Lassonde also sits on the board of directors of Newmont Mining Corporation, the World Gold
                                       Council, and is an Honorary Trustee of the Toronto General and Western
                                       Hospital Foundation.
Neil C. Shafran (42).................  Mr. Shafran joined Enghouse Systems Limited in April 2000 as Executive Vice
                                       President Corporate Development. From March 1996 to January 2000 Mr. Shafran
                                       was Corporate Vice President of Mergers & Acquisitions for Geac Computer
                                       Corporation, a large publicly traded Canadian software company. Mr. Shafran had previously run the Canadian computer systems division for Fujitsu Canada,
                                       Inc., and from 1983-1988 had been a partner in a successful Toronto based software firm.
Douglas Bryson (38)..................  Mr. Bryson currently serves as Vice President, Finance & Corporate Secretary for Enghouse Systems Limited, a position he has held since May 1999. Prior to this he had been the Controller for Enghouse Systems Limited since January
                                       1999, and prior to that he held a variety of accounting and finance positions with Hitachi Data Systems Inc. from 1991-1998. Mr. Bryson is a Chartered
                                       Accountant who worked for the firm of KPMG from 1987 to 1991.

---------------

* Director

2.   DIRECTORS AND OFFICERS OF PURCHASER

     The directors and executive officers of the Purchaser are:

NAME                                   TITLE
----                                   -----
Stephen J. Sadler....................  Director, President and Treasurer
Neil C. Shafran......................  Director, Vice President and Secretary

     See above for information concerning such persons.

     Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Syntellect or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    COMPUTERSHARE TRUST COMPANY OF NEW YORK

                                    By Mail:
                    Computershare Trust Company of New York
                              Wall Street Station
                                 P.O. Box 1010
                            New York, NY 10268-1010

                         By Hand or Overnight Courier:
                    Computershare Trust Company of New York
                               Wall Street Plaza
                          88 Pine Street, 19(th) Floor
                               New York, NY 10005

                           By Facsimile Transmission:
                        (For Eligible Institutions Only)
                                 (212) 701-7636

                        Confirm Facsimile by Telephone:
                                 (212) 701-7624
                            (For Confirmation Only)

     Questions or requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                            MACKENZIE PARTNERS, INC.

                               105 Madison Avenue
                            New York, New York 10016
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

                       Email: proxy@mackenziepartners.com